EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No.33-56219, No. 333-49722, No. 333-70280, No. 333-102041 and No. 333-114767 on Form S-8, Registration Statement No. 333-97199 on Form S-3 and Amendment No. 1 to Registration Statement No. 333-123012 on Form S-3 of our report on the consolidated financial statements and financial statement schedule of The New York Times Company dated March 1, 2007, which expresses an unqualified opinion and includes (1) an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," as revised, effective December 27, 2004, the Company's adoption of FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143," effective December 25, 2005, and the Company's adoption of Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," relating to the recognition and related disclosure provisions, effective December 31, 2006 and (2) an explanatory paragraph relating to the Company's restatement of its consolidated financial statements as discussed in Note 2, and of our report on internal control over financial reporting dated March 1, 2007, (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of The New York Times Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2007

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